UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2016

CRESTWOOD MIDSTREAM PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-35377	20-1647837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Louisiana Street, Suite 2550 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 519-2200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 6, 2016, certain subsidiaries of Crestwood Midstream Partners LP (“CMLP”) entered into the following agreements: (a) Gas Gathering Agreement among Cowtown Pipeline Partners LP (“Cowtown Pipeline”), as Gatherer, and BlueStone Natural Resources II, LLC (“Buyer”), as Producer, for the Alliance area (the “New Alliance GGA”); (b) Gas Gathering and Processing Agreement among Buyer, as Producer, Cowtown Pipeline, as Gatherer, and Cowtown Gas Processing Partners LP (“Cowtown Processing,” together with Cowtown Pipeline, “CMLP”), as Processor, for the Cowtown area (the “New Cowtown GGPA”); and (c) Gas Gathering Agreement, among Buyer, as Producer, and Cowtown Pipeline, as Gatherer, for the Lake Arlington area (the “New Lake Arlington GGA”, and together with the New Alliance GGA and the New Cowtown GGPA, the “BlueStone Gathering Agreements”). The BlueStone Gathering Agreements replace Cowtown Pipeline’s and Cowtown Processing’s existing gathering agreements with Quicksilver Resources Inc. (“QRI”) and will exclusively govern the gathering by Gatherer and processing by Processor of the Subject Gas in the Dedicated Properties. Contemporaneously with the BlueStone Gathering Agreements, Buyer, Cowtown Pipeline, and Cowtown Processing entered into and executed a Letter Agreement to Gathering and Processing Agreements (“Letter Agreement”).

Contemporaneously with the closing on the sale of the Oil and Gas Assets, as defined in that certain Asset Purchase Agreement by and among QRI, Cowtown Gas Processing L.P. and Cowtown Pipeline L.P. and Buyer, dated January 22, 2016 (“Asset Purchase Agreement”), on April 6, 2016, QRI filed with the U.S. Bankruptcy Court for the District of Delaware (“Bankruptcy Court”) in Case No. 15-10585 a withdrawal with prejudice (the “Notice of Withdrawal”) of QRI’s “Motion for an Order Authorizing and Approving Rejection of Certain Executory Contracts with Affiliates of Crestwood Midstream Partners LP” dated February 5, 2016, which Notice of Withdrawal became effective upon filing.

New Alliance GGA

Under the New Alliance GGA, Buyer dedicates production from existing wells or later drilled wells from certain areas in which Buyer now has and, subject to certain requirements, later acquired mineral interests and leases in Denton and Tarrant Counties, Texas to Cowtown Pipeline’s gathering system. Further, subject to certain reasons, Buyer commits to producing from wells previously shut-in by the preceding owner through at least the end of 2018. Cowtown Pipeline agrees to receive, redeliver, treat, and provide dehydration and compression for such gas.

The New Alliance GGA has a primary term of ten years that continues for successive one-year renewal periods thereafter unless terminated by either party. Cowtown Pipeline is required to allocate system capacity to Buyer based on (a) the percentage of total deliveries for such month reported by the receiving pipeline at the delivery points, multiplied by the volume delivered by Buyer at a given receipt point during that month, divided by the volume of all gas delivered to the system from all receipt points, (b) minus Buyer’s fuel and loss.

Buyer will pay Cowtown Pipeline a specified fee per Mcf subject to annual CPI adjustment beginning in 2018. Buyer will also pay Cowtown Pipeline an additional fee based on a percentage of the IF First of the Month Katy Index. For certain lift gas redelivered by Cowtown Pipeline to Buyer, Buyer will pay a specified fee also subject to CPI adjustment.

New Cowtown GGPA

Under the New Cowtown GGPA, Buyer dedicates production from existing wells or later drilled wells from certain areas in which Buyer now has and, subject to certain requirements, later acquired mineral interests and leases in Bosque, Erath, Hood, Johnson, Parker, Somervell, and Tarrant Counties, Texas to Cowtown Pipeline’s gathering system and to the Cowtown Plant. Further, subject to certain reasons, Buyer commits to producing from wells previously shut-in by the preceding owner through at least the end of 2018. Cowtown Pipeline and Cowtown Processing agree to receive such gas into the gathering system, process such gas at the Cowtown Plant in Hood County, Texas (“Plant”) and deliver Plant Products and Gas Residue to Buyer at the tailgate of the Plant.

The New Cowtown GGPA has a primary term of ten years that continues for successive one-year renewal periods thereafter unless terminated by either party. However, Cowtown Pipeline, Cowtown Processing, and Buyer shall each have the option to terminate the agreement if Cowtown Processing elects to permanently discontinue operation of the Plant.

Buyer will pay to Cowtown Pipeline (1) a specified fee per MMBtu of gas gathered subject to adjustment based on the monthly average pressure of gas at the gathering system delivery points, and (2) a specified fee for certain lift gas redelivered to Buyer. To the extent Buyer delivers in any month less than 1000 Mcf, of gas to any point, then Buyer will be charged a meter fee for such delivery or redelivery point. Buyer will also pay to Cowtown Processing (1) an additional rate per MMBtu of gas gathered based on the IF First of Month Katy Index plus (2) an amount calculated based on a specified percentage of Plant Products volumes using the average OPIS index. Buyer will also pay a specified treating fee, if applicable, on gas delivered to the gathering system. All specified fees are subject to increase for annual CPI adjustments beginning in 2018.

New Lake Arlington GGA

The terms of the New Lake Arlington GGA are substantially similar to those provided in the New Alliance GGA described above. Material terms that differ significantly from those in the New Alliance GGA are outlined below:

Under the New Lake Arlington GGA, Buyer dedicates production from existing wells or later drilled wells from certain areas in which Buyer now has and, subject to certain requirements, later acquired mineral interests and leases in Tarrant County, Texas to Cowtown Pipeline’s gathering system. The specified price of the gathering fee per Mcf differs, and a separate gathering fee applies for volumes produced from the Village Creek Pad, which fee does not include volumes delivered to a third party delivery point by a third party gatherer as described below.

In addition to the gathering fee, the New Lake Arlington GGA establishes differing obligations and rights for gathering of gas from the Village Creek Pad. Cowtown Pipeline may cause the gathering of gas from the Village Creek Pad by contracting with a third party gatherer, in which case the third party must deliver the first 15,000 MMBtu of the gas produced daily from the Village Creek Pad to Cowtown Pipeline’s gathering system and may deliver the remainder to a third party delivery point. At Buyer’s request and expense, Cowtown Pipeline will install the equipment necessary to provide lift gas at certain existing wells and future wells on the Village Creek Pad. No Lift Gas Fee shall apply to Village Creek lift gas. Buyer is obligated to purchase any Village Creek lift gas in excess of quantities delivered at third party delivery points at an amount specified in the agreement.

Letter Agreement

Under the Letter Agreement, Buyer will assume the Pipeline Operating and License Agreement for the Cowtown Laterals dated September 1, 2009 by and between Cowtown Pipeline and Cowtown Pipeline, L.P. (“POLA”), as modified, so that the POLA’s term will expire six months after the Effective Date unless the parties mutually agree to extend. Buyer and Cowtown Pipeline will be entitled to the rights and obligated to perform the duties of “Owner” and “Operator,” respectively. Upon completion of Cowtown Pipeline’s due diligence and election to proceed with acquisition of the Cowtown Laterals identified in the Letter Agreement within the specified options period, Buyer will convey to Cowtown Pipeline all of its right, title and interest in those Laterals for a the price identified in the agreement on an “as is” and “where is” basis. Buyer and Cowtown Pipeline will enter into good faith negotiations regarding the conveyance of any remaining Cowtown Laterals to Cowtown Pipeline for fair consideration on an “as is” and “where is” basis. Upon completion of the foregoing transaction, Cowtown Pipeline will assume operations and maintenance responsibilities for the conveyed pipelines according to the BlueStone Gathering Agreements.

Buyer will assume that certain Joint Operating Agreement dated as of July 1, 2010, by and between QRI, Quicksilver Gas Services LP, and Quicksilver Gas Services GP LLC (“JOA”) as modified so that its term will expire 90 days after the Effective Date unless an extension is mutually agreed upon (“JOA Extension Period”). The parties will perform only under certain specified articles of the JOA during the JOA Extension Period. Buyer and Cowtown Pipeline will be entitled to the rights and obligated to perform the duties of “KWK” and “KGS,” respectively, as defined in the JOA.

During the JOA Extension Period, the Parties will negotiate in good faith to enter into an agreement for access, utilization, and sharing of information accessed through the SCADA infrastructure as it relates to Cowtown Pipeline for the Cowtown, Alliance and Lake Arlington systems, and as to Buyer for the assets acquired through the Asset Purchase Arrangement. In the event that such an agreement is not reached, a default structure will be used, subject to certain conditions, allowing Cowtown Pipeline access to the SCADA infrastructure and information needed to operate the Cowtown Pipeline Systems under the BlueStone Gathering Agreements and to provide service to third parties. Cowtown Pipeline will reimburse Buyer for a percentage of expenses related to licensing and software.

Buyer and Cowtown Pipeline will negotiate in good faith for the conveyance to Cowtown Pipeline of the Alliance and Lake Arlington gas lift systems for fair consideration on customary terms for an “as is,” “where is” transaction. Upon completion of the foregoing transaction, Cowtown Pipeline will assume responsibilities for the conveyed pipelines and provide gas lift service in accordance with the BlueStone Gathering Agreements.

The foregoing description of the BlueStone Gathering Agreements and Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the BlueStone Gathering Agreements and Letter Agreement, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESTWOOD MIDSTREAM PARTNERS LP

	By:	Crestwood Midstream GP LLC, its General Partner

Date: April 8, 2016	By:	/s/ Joel C. Lambert
Joel C. Lambert
Senior Vice President and General Counsel

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